16th May 2008

Silverstar Holdings Ltd. Clarendon House 2 Church Street Hamilton HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441 299 4965 graham.collis@conyersdillandpearman.com GBC/dhm/305035/248552/CorpDocs

Dear Sirs,

Silverstar Holdings Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company of a registration statement on form S-3 with the United States Securities and Exchange Commission on 16th May 2008 (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 6,149,310 common shares, par value US$0.01 each (the “Common Shares”) for resale by the selling shareholders named therein (the “Selling Shareholders”). 5,496,000 of the Common Shares being registered are issuable upon the conversion of the Company’s 9% Secured Convertible Debentures due 19th March 2012 in the aggregate principal amount of $7,500,000 issued to Selling Shareholders on 19th March 2008 (the “Debentures”) and 653,310 of the Common Shares are issuable to the Selling Shareholders as interest under the Debentures.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Debentures. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 14th May 2008, copies of written resolutions of the directors adopted on 13th March 2008 (the “Board Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Debentures and other documents reviewed by us, (d) that the resolutions contained in the Board Resolutions remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance on the conversion of the Debentures or as interest under the Debentures, (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for as contemplated by the Debentures, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN